EXHIBIT 99.1

Sontra Medical Corporation to Remain Listed on Nasdaq SmallCap Market

Receives Exception from Stockholders’ Equity Continued Listing Requirement; Trading

Symbol to Change to SONTC

FRANKLIN, Mass., August 27, 2003— Sontra Medical Corporation (Nasdaq SC: SONT) announced today that its Common Stock will continue to be listed on The Nasdaq SmallCap Market pursuant to a conditional exception from Nasdaq’s minimum $2.5 million stockholders’ equity requirement for continued listing set forth in Marketplace Rule 4310(c)(2)(B). A Listings Qualifications Panel granted the conditional exception after a hearing held on July 31, 2003. On June 18, 2003, Sontra received a letter from Nasdaq stating it had failed to comply with the minimum $2.5 million stockholders’ equity requirement for continued listing and that as a result, its Common Stock is subject to delisting from The Nasdaq SmallCap Market. As of June 30, 2003, the Company’s stockholders’ equity was $58,803.

The exception received from Nasdaq is subject to certain conditions. The Company will be required to file with the Securities and Exchange Commission, on or before October 15, 2003, a balance sheet no older than 45 days prior to the filing evidencing stockholders’ equity of at least $2.5 million. In addition, the Company will be required to timely file its Form 10-QSB for the third quarter of 2003 showing stockholders’ equity of at least $2.5 million as of September 30, 2003. The Company will also be required to submit to Nasdaq, on or before January 30, 2004, an unaudited balance sheet and income statement for the fiscal year ending December 31, 2003 evidencing stockholders’ equity of at least $2.5 million. Finally, the Company will be required to timely file its Form 10-KSB for fiscal 2003 showing stockholders’ equity of at least $2.5 million as of December 31, 2003. Provided that the Company is deemed to meet each of the conditions on a timely basis, the Common Stock will remain listed on The Nasdaq SmallCap Market. In the event that the Company fails to meet any of the conditions, the Common Stock will be delisted from Nasdaq.

In addition, effective at the opening of business on August 27, 2003, and continuing for the duration of the exception, the Company’s Common Stock will trade under the symbol SONTC.

About Sontra Medical Corporation (www.sontra.com)

Sontra Medical Corporation is the pioneer of SonoPrep®, a non-invasive ultrasound-mediated skin permeation technology that enables transdermal diagnosis and drug delivery. Sontra’s products under development include: the Symphony(TM) Diabetes Management System for continuous non-invasive glucose monitoring; a rapid onset (less than 5 minutes) topical anesthetic delivery system; a skin preparation system to improve electrophysiology tests and the use of SonoPrep® for the transdermal delivery of large molecule drugs and biopharmaceuticals.

Contact:

Sean Moran, CFO

Sontra Medical Corporation

Telephone: 508-553-8850, ext 234